UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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(Amendment No.             )

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Matrix Service Company

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MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation, (the “Company” or “Matrix Service”), will be held at Matrix Service’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 17th day of November 2011, at 10:30 a.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the annual stockholders meeting in 2012 or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2012;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of holding advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 30, 2011 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Kevin S. Cavanah Secretary

October 12, 2011

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 17, 2011. Stockholders may view this proxy statement, our form of proxy and our 2011 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservice.com.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 17, 2011

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix Service”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on November 17, 2011, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:30 a.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 12, 2011 to stockholders of record on September 30, 2011. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2011 accompanies this proxy statement.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated therefore, but may be reimbursed for their out-of-pocket expenses in connection therewith.

CHANGE IN FISCAL YEAR

On July 30, 2009 the Company’s Board of Directors approved a change in the Company’s fiscal year end from May 31 to June 30, effective July 1, 2009. As a result of the change, the Company had a transition period for the one month ended June 30, 2009. When we refer to any fiscal year prior to 2010 we mean the twelve months ended May 31. When we refer to fiscal 2010 or fiscal 2011, we mean the twelve months ended June 30. We refer to the one month ended June  30, 2009 as the June Transition Period.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the record date there were 26,507,042 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposal Numbers 2 and 3 will have the effect of a negative vote. Abstentions on Proposal Number 4 will have no effect on the frequency preferred by our stockholders. A “broker non-vote” will have no effect on the outcome of the election of directors, or the other proposal.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends that you vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

If, at the time of the 2011 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Hall, age 67, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also served as Vice President, Finance and Chief Financial Officer (“CFO”) of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); a former director and Chairman of the Board of Integrated Electrical Services, Inc.; and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, his extensive experience and expertise in complex financial matters gained from his service as Chief Financial Officer of various private and public companies, and his extensive knowledge of our business resulting from his prior service as the Company’s CEO and CFO.

John R. Hewitt, age 53, was appointed as President and Chief Executive Officer (“CEO”) and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix Service, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as vice president of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations, Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that he served as President, Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America.

As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board of Directors with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

I. Edgar (Ed) Hendrix, age 67, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix has served as President of Patriot Energy Resources, LLC since 2005. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.

Paul K. Lackey, age 68, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (“NORDAM”), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer (COO) and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, a director of the Oklahoma Business Roundtable, and a director of St. John Health Systems.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Lackey should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the manufacturing, construction and energy industries, including his experience as both a COO and CFO of a leading commercial construction contractor.

Tom E. Maxwell, age 66, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of Flintco, LLC., which is ranked 19th by Engineering News-Record among commercial construction companies in the United States. He has held this position for 24 years. Prior to his election to President and Chief Executive Officer of Flintco, LLC., Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and Hillcrest Hospital, and as trustee for the Friends of Fairgrounds Foundation.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and the energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.

David J. Tippeconnic, age 71, was elected as a director of the Company effective October 2005. Mr. Tippeconnic has served as Chief Executive Officer of Arrow-Magnolia International, Inc., a manufacturer of industrial cleaning and maintenance chemicals, since January 2005. Mr. Tippeconnic previously served as Chairman of the Board and acting Chief Executive Officer of Cherokee Nation Enterprises, a hospitality business, from September 2002 to November 2004. Prior to joining Cherokee Nation Enterprises, Mr. Tippeconnic served as President and Chief Executive Officer of CITGO Petroleum Corporation from July 1997 to October 2001. Mr. Tippeconnic also previously served as Chief Executive Officer of UNOVEN and as Executive Vice President and director of Phillips Petroleum Company. Mr. Tippeconnic has a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and a Masters of Science degree in Chemical Engineering from the University of Arizona and attended the Advanced Management Program at Harvard University. Mr. Tippeconnic serves as director for Rive Technology, ONEOK, Inc. and previously as a director of Phillips Petroleum Company and Cherokee Nation Businesses.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Tippeconnic should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, management of corporate engineering and construction, overseeing and start-up of major petroleum refinery and chemical processing units, and his extensive experience and expertise in complex financial matters gained from his service as Chief Executive Officer of large international energy company.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted a set of director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company's directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic are “independent” under the guidelines. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company. In evaluating Mr. Hall’s independence, the Board of Directors considered the fact that, following the November 2010 resignations of Mike Bradley, as President and CEO, and Tom Long, as Vice President, Finance and CFO, Mr. Hall assumed additional oversight responsibilities for the executive management team until Mr. Hewitt’s hiring in May 2011 and received additional compensation for his enhanced responsibilities. The Board of Directors concluded that the temporary assumption of enhanced responsibilities and the receipt of additional compensation did not impair Mr. Hall’s independent judgment as a member of the Board of Directors.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has five independent members and only one non-independent member. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met ten times during fiscal year 2011. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2011, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2010 annual meeting.

Audit Committee

Director	Fiscal 2011 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2011
Paul K. Lackey, Member	Served all of Fiscal 2011
Tom. E. Maxwell, Member	Served all of Fiscal 2011
David J. Tippeconnic, Member	Served all of Fiscal 2011

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Audit Committee held four meetings during fiscal 2011.

Compensation Committee

Director	Fiscal 2011 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2011
I. Edgar Hendrix, Member	Served all of Fiscal 2011
Tom E. Maxwell, Member	Served all of Fiscal 2011
David J. Tippeconnic, Member	Served all of Fiscal 2011

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Compensation Committee held seven meetings during fiscal 2011. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2011, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2011 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2011
I. Edgar Hendrix, Member	Served all of Fiscal 2011
Paul K. Lackey, Member	Served all of Fiscal 2011
David J. Tippeconnic, Member	Served all of Fiscal 2011

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held nine meetings during fiscal 2011.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.

The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Executive Sessions

Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held at least once each year.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also use the Company’s online submission form at the FAQ section of the “Investors” section of the Company’s website at

http://www.matrixservice.com to contact the Board or any of the directors. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each non-employee director is strongly encouraged to have a significant investment in the Company. Prior to September 2011 each director was required to own, from time to time, either directly or indirectly, an approximate value of $100,000 of Matrix Service Common Stock. For purposes of these guidelines, “indirect ownership” included the pre-tax “in the money” market value of stock options and phantom stock in the director’s deferred compensation plan. Non-employee directors had five years from the date of their initial election to the Board to meet this requirement. As of September 1, 2010, all non-employee directors were in compliance with the Equity Ownership Guidelines.

Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”

In August 2011, the Company changed its Equity Ownership Guidelines for directors. Under the new guidelines, each non-employee director will be required to own 16,500 shares of our common stock. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	unvested time-based restricted stock or restricted stock units;

(6)	unvested performance or market based restricted stock or restricted stock units for which it is probable that the performance or market based criteria necessary for vesting will occur;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.

Existing directors will have five years from the date of adoption of these guidelines to attain this level of ownership. Directors elected after the date of the adoption of the new Equity Ownership Guidelines will have five years from the date of their election to the Board to attain this level of ownership. Even though our directors have until September 2016 to comply with the new Equity Ownership Guidelines, all of the non-employee directors currently satisfy the new requirements.

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee director compensation consist of cash compensation and equity compensation. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.

Director compensation is generally reviewed on a bi-annual basis. For fiscal 2011, the Committee engaged a third party compensation consultant, Hewitt Associates LLC (“Hewitt Associates”), to conduct a market study of current director compensation. Hewitt Associates obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. The companies included in the survey are consistent with those that we used to benchmark executive compensation and are listed in the Compensation Discussion and Analysis section of this proxy statement.

Based on the consultant’s findings and recommendations, the Committee affirmed that total compensation for directors should be approximately $125,000 with approximately 50% in cash and 50% in equity. The objective is to provide both a short-term cash component and a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of director compensation should be time-based restricted stock units (“RSU’s”).

The annual cash retainer is $60,000 plus $5,000 for each of the Committee Chairmen. The additional fee for the Chairman of the Board is 25% of the annual retainer, or $15,000. Cash compensation may be taken in the form of cash payments or may be deferred with interest.

RSU awards for directors are 100% time-based with cliff vesting which occurs on the earlier of the third anniversary of the date of the award or the director’s departure from the Board for any reason.

The basis for the fiscal 2011 RSU awards to non-employee directors is detailed below:

•	The $65,000 annual value of the award represents approximately 50% of total compensation.

•	The actual number of RSU’s is determined by dividing the annual value of $65,000 by the 20-day moving average price of the Company’s common stock price calculated five days prior to the grant date.

In light of the low prevailing price of our common stock on the dates used to determine the number of RSU’s to be awarded and in order to achieve a more sustainable “burn rate” for RSU awards, the Committee approved a reduction in the fiscal 2011 award to 75% of the RSUs that would have otherwise been granted.

The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and recommended by the Chief Financial Officer for approval by the Committee at the regularly-scheduled meeting each November. For fiscal 2011, the average interest rate was 5.125%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per calendar year.

Following the November 2010 resignations of Mike Bradley, as President and CEO, and Tom Long, as Vice President, Finance and CFO, Mr. Hall assumed additional oversight responsibilities for the executive management team until Mr. Hewitt’s hiring in May 2011 and received additional compensation in fiscal 2011 in recognition of his enhanced responsibilities. This additional compensation consisted of an additional cash retainer of $25,000 per month and an additional equity award of 25,000 RSUs with a grant date fair value of $244,250. Mr. Hall’s actual fiscal 2011 compensation is discussed in the Director Compensation table below.

Director Compensation

The compensation earned by each director in fiscal 2011 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)		Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Michael J. Hall	225,000	(7)	293,834	—	—	6,648	525,482
I. Edgar Hendrix	65,000		49,584	—	1,799	6,648	123,031
Paul K. Lackey	65,000		49,584	—	2,254	—	116,838
Tom E. Maxwell	65,000		49,584	—	2,059	—	116,643
David J. Tippeconnic	60,000		49,584	—	2,346	6,648	118,578

(1)	John R. Hewitt, our current CEO, and Mr. Michael J. Bradley, our previous CEO, are not included in this table since they are either a current or former employee and thus received no compensation for their services as directors. The compensation received by Messrs. Bradley and Hewitt as employees is shown in the Summary Compensation Table for our Named Executive Officers.

(2)	Includes retainer fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. Mr. Hendrix deferred $44,688 in fees, Mr. Tippeconnic deferred fees totaling $60,000, and Mr. Lackey and Mr. Maxwell deferred fees of $65,000 each. The Deferred Fee Plan is discussed in note (5) below.

(3)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards see Note 1 to the Consolidated Financial Statements included in our fiscal 2011 Annual Report on Form 10-K. For services provided as a member of the Board of Directors, each non-employee director received an award of 4,800 RSUs with a grant date fair value of $49,584. Mr. Hall received an additional grant of 25,000 RSUs with a grant date fair value of $244,250 that vested upon the appointment of John R. Hewitt as the Company’s President and CEO on May 4, 2011. As of June 30, 2011, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic each had 12,600 unvested RSUs.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2011. As of June 30, 2011, Messrs. Hendrix and Tippeconnic had 5,000 stock options outstanding, and Messrs. Lackey and Maxwell had 15,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2011, the market rate for the deferrals was 4.3% as compared to the actual average rate paid of 5.125%.

(6)	Consists of the portion of premiums we pay related to directors’ participation in our health and welfare plans.

(7)	Mr. Hall’s cash compensation includes the $60,000 retention earned as a member of the Board of Directors, $15,000 for serving as the Chairman of the Board, and $150,000 earned for his expanded role in providing oversight and strategic direction to the Company’s executive management team during the period of transition following the November 2010 resignations of Michael J. Bradley, the former President and CEO and Thomas E. Long, the former Vice President and Chief Financial Officer up until the appointment of John R. Hewitt as President and CEO on May 4, 2011.

Previously, directors were also allowed to defer fees in the form of phantom shares. The fees were converted into phantom shares based on the price of our stock on the deferral election date. At June 30, 2010 Mr. Maxwell held 3,847 phantom shares valued at $35,816. During fiscal 2011, 2,282 phantom shares vested and Mr. Maxwell received a payment of $27,795 leaving 1,565 phantom shares valued at $20,940 outstanding at June 30, 2011. At June 30, 2010, Mr. Lackey held 4,565 phantom shares valued at $42,500. All of these shares vested in fiscal 2011 and Mr. Lackey received a cash payment of $55,602.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2011;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3000T; and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2012.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2011 and 2010 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for other services were related to our planned international expansion.

	Deloitte & Touche LLP
	Fiscal 2011	Fiscal 2010 (1)
Audit Services	$800,000	$1,022,359
Other Services	19,805	15,700

Total	$819,805	$1,038,059

(1)	Includes fees related to the audit of the June Transition Period.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. The Company has also made the Audit Committee’s pre-approval policy available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Nancy E. Austin, age 44, has served as Vice President, Human Resources for the Company since January 2006. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources (PHR). She is also a member of the Society for Human Resource Management and World-at-Work.

Kevin S. Cavanah, age 47, has served as Vice President Finance, Chief Financial Officer, and Secretary since December 2010. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. He is a Certified Public Accountant (inactive) and is a member of Financial Executives International.

Joseph F. Montalbano, age 62, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Matthew J. Petrizzo, age 49, has served as President, Matrix Service Industrial Contractors, Inc., since June 2008. He previously served as Vice President, Matrix Service Industrial Contractors, Inc. from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.

James P. Ryan, age 56, has served as President, Matrix Service Inc. since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering in 1979.

Jason W. Turner, age 40, has served as Vice President and Treasurer since May 2010. Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of Financial Executives International and the National Investor Relations Institute.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these overarching objectives.

Our basic compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following basic principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.

The Committee is supported by our Vice President, Human Resources, and other executive officers as needed or requested, in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate Board and executive officer compensation, benchmark Company practices compared to other companies and provide associated recommendations.

For fiscal 2011, the Committee engaged Hewitt Associates LLC (“Hewitt Associates”) to evaluate the mix of targeted compensation and the other types of programs that we offer. Hewitt Associates was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee sought to evaluate the competitiveness of the compensation package offered to our executives in both form and structure. Hewitt Associates’ executive compensation practices analysis included a review of proxy information for the following companies:

Astec Industries Inc.

Columbus McKinnon Corp.

Dresser-Rand Group Inc.

Dycom Industries Inc.

Englobal Corporation

Furmanite Corporation

Gardner Denver Inc.

Granite Construction

Insituform Technologies Inc.

Integrated Electrical Services

Layne Christensen Co.

Mastec Inc. MYR Group Inc. Primoris Services Corporation Quanta Services, Inc. Sterling Construction Co. Inc. Team Inc Tetra Tech Inc. Titan International Inc. VSE Corporation Willbros Group, Inc.

Hewitt Associates concluded that overall our executive compensation was competitive with the market.

If and when compensation adjustments are required, the CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without management present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other executive officers included in the Summary Compensation Table of this proxy statement (collectively, the “Named Executive Officers”) over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers.

The Committee typically reviews base salaries for executive officers at its regularly-scheduled meeting in August or September. At this meeting, the Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the new fiscal year under the short-term incentive plan. Long-term incentive awards are approved by the Committee at a meeting immediately following the annual stockholders meeting each November or December. The Committee may also approve base pay, short-term incentive and long-term equity incentive grants for executive officers during the year for promotions or new hires.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Equity Compensation;

•	Other Benefits; and

•	Change of Control Agreements.

Base Pay

Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. This data is obtained through our third party compensation consultant. Base pay is then established to reflect the Named

Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. We expect to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.

Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are a percentage of base salary and long-term incentives are based on a Named Executive Officer’s salary grade.

The base salary of our former President and Chief Executive Officer, Michael J. Bradley, was increased to $670,000 effective June 1, 2008. Based on market uncertainty, difficult economic conditions and compensation data from Hewitt Associates, the Committee made no adjustments to Mr. Bradley’s base pay in June 2009 for fiscal 2010 or in September 2010 for fiscal 2011. Mr. Bradley resigned his position as President and Chief Executive Officer of the Company and as a member of our Board of Directors effective November 19, 2011.

Base pay compensation for our other Named Executive Officers (Joseph F. Montalbano, Thomas E. Long, Kevin S. Cavanah, James P. Ryan and Matthew J. Petrizzo) is administered in line with our established compensation philosophy discussed above. Based on market uncertainty and economic conditions at the inception of fiscal 2011, Mr. Bradley recommended no base pay adjustments for Mr. Montalbano, Mr. Long, Mr. Cavanah or Mr. Ryan. Mr. Bradley recommended that Mr. Petrizzo receive a base pay increase of 6.23% to $281,500 effective November 1, 2010 based on his outstanding performance and on peer group data, which showed that Mr. Petrizzo’s base salary was below the median for his position. The Committee approved Mr. Bradley’s recommendations.

Our Board of Directors appointed John R. Hewitt as President and Chief Executive Officer of the Company effective May 4, 2011. In connection with his employment, Mr. Hewitt’s annual base salary was set at $500,000.

In addition to his base salary, Mr. Hewitt received a hiring bonus of $50,000 and a grant of 40,000 RSUs with a grant date fair value of $516,000. In the event Mr. Hewitt voluntarily resigns prior to the completion of 12 months of consecutive service, he will be required to repay the hiring bonus in full. Restrictions on the initial grant of 40,000 restricted stock units will lapse in five equal annual installments on the anniversary of his start date. In addition, Mr. Hewitt will be eligible for a bonus calculated at 75% of his annual base salary if we achieve certain designated performance measures at the target level, 50% of his annual base salary if we achieve the performance measures at the threshold level and 100% of his annual base salary if we achieve these performance measures at the maximum level. Mr. Hewitt’s bonus was prorated in fiscal 2011 based on three months of service. The Company also paid certain relocation costs associated with Mr. Hewitt’s move to our corporate headquarters in Tulsa, Oklahoma. The relocation expenses paid in fiscal 2011 by the Company for Mr. Hewitt’s move were $50,309. The compensation package consisting of base salary, hiring bonus, annual bonus eligibility, RSU award and reimbursement of relocation expenses was designed to be competitive with the compensation packages offered to high caliber CEOs in our industry and sufficient to induce Mr. Hewitt to accept the position in light of the compensation package provided by his previous employer.

Effective November 30, 2010, Thomas Long resigned his position as Chief Financial Officer. Subsequently, Kevin Cavanah was promoted to the position of Chief Financial Officer effective December 6, 2010. Mr. Cavanah served the Company as Vice President, Accounting and Financial Reporting since August 2007 and as Controller since April 2003. In connection with his promotion, Mr. Cavanah received a base pay increase to an annual salary of $235,000 and an award of 23,000 RSUs.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company, business unit and individual performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.

For fiscal year 2011, our annual/short-term incentive targets were established for all of our Named Executive Officers as follows:

•	Short-term incentive compensation was based on three primary factors:

•	financial performance,

•	safety performance and

•	business/personal objectives.

•

The base calculation of incentives is tied to objective measures for financial performance, safety performance, and personal objectives. Incentives for executive officers below the CEO are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. Incentive Compensation payments to the CEO are determined solely by the Committee in executive session, without management present.

•

In July 2010, for the fiscal 2011 plan, management recommended and the Committee approved, the continued use of a hurdle rate based on return on sales. At the beginning of each fiscal year, a hurdle rate is established based on a minimum level of pre-incentive operating income that must be earned before any incentives are paid. Once the hurdle rate is earned, the incentive pool will be funded with 25% of each dollar earned above the hurdle rate. The size of the incentive pool may not exceed an amount equal to the maximum incentive which may be paid under the plan for all participants, based on a percentage of each participant’s salary. If the hurdle rate is not achieved, no incentive payments are made, with the exception of incentive payments related to our safety performance, which are funded irrespective of our achievement of the hurdle rate.

•	For fiscal 2011 financial performance, a consolidated annual income goal was established by the Committee at the July 2010 board meeting.

•

Financial incentives for Mr. Bradley, Mr. Montalbano, and Mr. Long, and subsequently Mr. Hewitt and Mr. Cavanah, were tied to our fully diluted earnings per share, or “EPS”. Financial incentives for Mr. Ryan and Mr. Petrizzo were tied both to our EPS and their respective operating company pre-tax, pre-interest, post-incentive income (“Pre-Tax Income”).

•

Once all targets were established for the Company, “Threshold” and “Maximum” levels of performance were defined. Threshold was defined as 80.0% of Target and Maximum was defined as 120.0% of Target. No incentives are paid for performance below the Threshold level.

•

Safety performance targets were established based on total recordable incident rate, or “TRIR.” The TRIR levels established for fiscal 2011 were 1.20 for Threshold payout, 0.95 for Target payout and 0.70 for Maximum payout. Incentives for Mr. Bradley, Mr. Montalbano, and Mr. Long, and subsequently Mr. Hewitt and Mr. Cavanah, were tied to our consolidated safety performance. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the safety performance of their respective operating companies. Additional safety criteria, including the implementation of a behavioral-based safety program, continuation of safety audits, and safety accountability were also evaluated.

•

Discretionary awards outside of the annual/short-term incentive compensation plan may be recommended by the CEO and approved by the Committee in the event there are special circumstances or achievements that need to be recognized.

•	Our actual performance in relation to established measures was presented to, and evaluated by, the Committee at the September 2011 board meeting.

Performance measures established shortly after the beginning of the fiscal year do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

Short-term incentive compensation payable to the Named Executive Officers for fiscal 2011 was based on the attainment of the following objectives:

Safety:

•	Achieve TRIR of 0.95 Target; 1.20 Threshold; 0.70 Maximum

•	Progress toward building consistency and strengthening the safety culture

Financial:

•	Achieve fully-diluted EPS of $0.75 Target; $0.60 Threshold; $0.90 Maximum

Business/Personal Objectives:

•	All Named Executive Officers were evaluated in light of their individual performance and contribution toward the achievement of Company objectives.

The Committee evaluated actual results in each category against the expected levels of performance:

Safety: In fiscal 2011, we achieved a TRIR of 0.75 and made significant enhancements to our behavioral-based safety programs and our overall safety culture.

Financial: Our fiscal 2011 fully diluted EPS was $0.71.

Business/Personal Objectives were evaluated on an individual basis for each Named Executive Officer.

Mr. Hewitt was eligible to participate in the fiscal 2011 plan on a pro-rata basis from his hire date of May 4, 2011 and was given credit for one full quarter of employment when calculating the pro-rata incentive award. The fiscal 2011 bonus approved for Mr. Hewitt by the Committee was $56,001.

The Committee approved an incentive payment to Mr. Montalbano of $175,346, which represents a Target level incentive, or 50% of his fiscal 2011 annual base compensation. The Committee approved an incentive payment to Mr. Cavanah of $100,250, which was calculated based on his service as Vice President, Accounting and Financial Reporting until December 5, 2010 and as CFO thereafter, and represents an incentive just below Target level, or 46.9% of his fiscal 2011 annual base compensation. Incentive payments to Mr. Montalbano and Mr. Cavanah were based on their outstanding individual performance and their leadership during the period in which the President/CEO position was vacant.

The Committee approved an incentive payment for Mr. Petrizzo of $109,167, which represents 38.8% of his fiscal 2011 annual base compensation. The Committee approved an incentive payment for Mr. Ryan of $98,156, which represents a 32.4% of his annual base compensation. Incentive payments to Mr. Petrizzo and Mr. Ryan were based on outstanding individual performance and their leadership during the period in which the President/CEO was vacant and by the strong performance of their respective operating companies.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

Long-Term Incentive Compensation

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers and other key members of managment to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability.

The Committee believes that the use of RSU’s is the most appropriate form of equity to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, RSU’s are less dilutive to stockholders, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. RSU awards are granted on an annual basis and generally contain both a performance- and a time-based element. Performance criteria link the equity reward to our strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

Grants made during fiscal 2011 are shown in the Grants of Plan-Based Awards table. Long-term equity awards are granted on an annual basis each November or December at the Committee meeting following the Company’s annual stockholders meeting.

The basis for the December 2010 Restricted Stock Unit award to executive officers is detailed below:

•	In August 2010, the Committee engaged Hewitt Associates to evaluate long-term incentive target award values for the Company’s senior executives.

•

Previous RSU awards for the Named Executive Officers were 50% time-based RSU’s and 50% performance-based RSU’s (25% of the total based on diluted EPS target and 25% of the total based on a total shareholder return, or TSR target).

•

After extensive discussion, the Committee determined that even though the Company’s compensation philosophy is to include a performance component in the long-term award, retention of the Named Executive Officers was the paramount concern with respect to the December 2010 award for the following reasons:

•	In light of the resignations of Mr. Bradley and Mr. Long, retention of key management talent through the period of leadership transition was the driving factor behind the December 2010 RSU grant, and

•

The Company did not meet the targets under the performance criteria established for the 2008 and 2009 performance based awards, resulting in a significant adverse impact to total compensation and leadership retention.

•	Therefore, for the December 2010 RSU award grant, management proposed and the Committee approved a change in the type of awards granted to Named Executive Officers.

•	For each of the Named Executive Officers, the December 2010 RSU award was 100% time based, with vesting to occur in equal increments over a period of five years.

•

For the December 2010 RSU award, we initially followed our standard plan formula for determining the number of RSU’s to award to each Named Executive Officer, but because of the low prevailing stock price, the number of RSU’s awarded would have resulted in using more than half of the number of shares approved by stockholders at the 2009 Annual Meeting in one annual grant. In order to achieve a more sustainable “burn rate” for RSU awards, management proposed, and the Committee approved, a reduction in the award to each individual in grades 26 to 28 to 60% of the number of RSU’s that would otherwise have been awarded under the plan and a reduction in the award to each individual in grades 29 and above and for Directors to 75% of the number of RSU’s that would otherwise have been awarded under the plan.

•	Due to the resignations of Mr. Bradley and Mr. Long effective November 19, 2010 and November 30, 2010 respectively, neither received a December 2010 RSU award.

Equity compensation is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

Perquisites and Other Benefits

Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers:

Retirement Benefits – We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). The Company’s Safe Harbor Matching Contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of salary deferrals. All matching contributions are 100% vested. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

Life Insurance – In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.

CEO – The Company provides a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers – We provide an additional corporate term life insurance policy for all executive officers at the levels outlined below:

CEO, COO and CFO – $600,000

Other Executive Officers – $400,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Change of Control/Severance Agreements

We have entered into Change of Control/Severance Agreements with each of the Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy

Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s RSU award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•

any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct,

we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. We recently updated our stock ownership guidelines. See the discussion under the caption “Equity Ownership Guidelines” for a description of the new guidelines.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

I. Edgar Hendrix, Compensation Committee Member

Tom E. Maxwell, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company's three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2011, based on total compensation earned during fiscal 2011, for services in all capacities to the Company and its subsidiaries. Compensation information for the Company’s former Chief Executive Officer and former Chief Financial Officer are also provided. Each of the executive officers listed below are referred to collectively as the Named Executive Officers (“NEOs”).

Summary Compensation Table

In fiscal 2011, the Company experienced the following personnel changes regarding our NEOs:

•	On November 5, 2010, the Company’s Chief Executive Officer Michael J. Bradley, resigned effective November 19, 2010.

•	On November 5, 2010, the Company’s Chief Financial Officer, Thomas E. Long, resigned effective November 30, 2011.

•	On December 6, 2010, Kevin S. Cavanah was promoted to serve as Chief Financial Officer. Mr. Cavanah had previously served as Vice President, Accounting and Financial Reporting.

•	On March 31, 2011, the Company announced that John R. Hewitt had accepted the position as President and Chief Executive Officer. Mr. Hewitt began his employment on May 4, 2011.

The following table sets forth information with respect to total compensation in fiscal 2011, 2010, 2009 and the June Transition Period for the NEOs:

Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt		2011	63,462	50,000	(3)	516,000	—	56,001	—	50,367	(4)	735,830
Chief Executive Officer
Michael J. Bradley		2011	305,043	—		—	—	—	—	9,586	(5)	314,629
Former Chief Executive Officer		2010	649,384	—		556,600	—	—	—	28,283	(5)	1,234,267
	June	2009	55,833	—		—	—	—	—	1,743	(5)	57,576
		2009	670,000	—		701,500	—	335,000	—	36,349	(5)	1,742,849
Joseph F. Montalbano		2011	350,000	—		330,560	—	175,346	—	13,809	(5)	869,715
Chief Operating Officer		2010	343,269	—		280,800	—	175,000	—	25,717	(5)	824,786
	June	2009	29,167	—		—	—	—	—	2,408	(5)	31,575
		2009	350,000	—		—	—	175,000	—	246,308	(6)	771,308
Kevin S. Cavanah		2011	213,896	—		245,410	—	100,250	—	9,587	(5)	569,143
Chief Financial Officer
Thomas E. Long		2011	150,433	—		—	—	—	—	714,612	(7)	865,045
Former Chief Financial Officer		2010	294,231	—		245,360	—	—	—	116,102	(8)	655,693
	June	2009	25,000	—		—	—	—	—	2,111	(5)	27,111
		2009	300,000	—		233,450	—	75,000	—	123,325	(9)	731,775
Matthew J. Petrizzo		2011	275,788	—		258,250	—	109,167	—	10,915	(5)	654,120
President		2010	256,846	—		216,280	—	—	—	23,035	(5)	496,161
Matrix Service Industrial	June	2009	22,083	—		—	—	—	—	1,985	(5)	24,068
Contractors Inc.		2009	265,000	—		197,800	—	113,103	—	23,485	(5)	599,388
James P. Ryan		2011	303,300	—		227,260	—	98,156	—	11,907	(5)	640,623
President		2010	293,968	—		198,560	—	—	—	22,920	(5)	515,448
Matrix Service Inc.	June	2009	25,275	—		—	—	—	—	2,103	(5)	27,378
		2009	303,300	—		216,200	—	75,825	—	26,184	(5)	621,509

(1)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. A portion of the awards that were granted in fiscal 2010 and 2009 are subject to certain performance or market conditions and the grant date fair value is based upon the probable outcome of those conditions. All fiscal 2011 awards are time based with a fixed payout. The following table provides the value of the fiscal 2010 and fiscal 2009 awards at the grant date assuming the highest level of performance conditions are achieved for each period presented:

	Fiscal 2010 ($)	Fiscal 2009 ($)
Michael J. Bradley	656,800	1,052,250
Joseph F. Montalbano	329,760	—
Thomas E. Long	286,160	350,175
Matthew J. Petrizzo	253,000	296,700
James P. Ryan	231,200	324,300

For further information on the valuation of these awards see Note 1 to the Consolidated Financial Statements included in our fiscal 2011 Annual Report on Form 10-K.

(2)	Represents amounts payable to Named Executive Officers under the annual/short-term incentive compensation plan for the applicable fiscal year performance. The amounts payable to Mr. Montalbano in fiscal 2010 and fiscal 2009 were guaranteed upon his hire in fiscal 2008. The Company agreed to credit Mr. Hewitt with three months of service for the purpose of determining the prorated amount earned under the short-term incentive compensation plan in fiscal 2011 upon his hire on May 4, 2011.

(3)	Amount shown represents a sign-on bonus paid to Mr. Hewitt upon initial employment with us.

(4)	Represents amount paid by us on behalf of Mr. Hewitt for life and disability insurance as well as moving expenses totaling $50,309.

(5)	Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

(6)	Represents amounts paid by us on behalf of Mr. Montalbano in fiscal 2009 for life insurance and disability premiums and matching contributions to Mr. Montalbano’s account in our qualified 401(k) plan, the value associated with the use of a Company leased automobile, and $223,639 in moving expenses for Mr. Montalbano’s relocation to Tulsa, Oklahoma.

(7)	Represents amounts paid by us relating to Mr. Long’s residence that he owned prior to his employment with the Company. As a condition of his employment, the Company agreed to reimburse Mr. Long for any loss that he might suffer up to a predetermined amount. On November 1, 2010, Mr. Long’s residence was sold at a loss. As a result, the Company was required to reimburse Mr. Long $677,433. The remainder of Mr. Long’s other compensation relates to Company paid up-keep on Mr. Long’s former home as well as life insurance and disability premiums and 401(k) matching contributions.

(8)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2010 for life insurance and disability premiums and 401(k) matching contributions, and $92,955 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(9)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2009 for life insurance and disability premiums and 401(k) matching contributions, and $103,483 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

Grants of Plan-Based Awards During Fiscal 2011

The following table sets forth information with respect to grants of plan-based awards in fiscal 2011 to the Named Executive Officers:

			Estimated Possible Payouts under Non-equity Incentive Plan Awards (1)						Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (3)
John R. Hewitt	3/22/11		62,500		93,750		125,000		—	—	—	—	—
	3/22/11	5/04/11	—		—		—		—	40,000	—	—	516,000
Michael J. Bradley	9/01/10		335,000		502,500		670,000		—	—	—	—	—
Joseph F. Montalbano	9/01/10		87,500		175,000		262,500		—	—	—	—	—
	12/02/10	12/02/10	—		—		—		—	32,000	—	—	330,560
Kevin S. Cavanah	9/01/10		37,855	(4)	75,710	(4)	113,565	(4)	—	—	—	—	—
	12/02/10		12,189	(4)	24,378	(4)	36,566	(4)	—	—	—	—	—
	12/02/10	12/6/10	—		—		—		—	23,000	—	—	245,410
Thomas E. Long	9/01/10		75,000		150,000		225,000		—	—	—	—	—
Matthew J. Petrizzo	09/01/10		66,250		132,500		198,750		—	—	—	—	—
	12/02/10	12/02/10	—		—		—		—	25,000	—	—	258,250
James P. Ryan	9/01/10		75,825		151,650		227,475		—	—	—	—	—
	12/02/10	12/02/10	—		—		—		—	22,000	—	—	227,260

(1)	The amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described in the Compensation Discussion and Analysis. Mr. Bradley and Mr. Long resigned from the Company prior to the payments of the fiscal 2011 cash incentive compensation; therefore, their actual payouts were zero. The Company agreed to credit Mr. Hewitt with three months of service for the purpose of determining the prorated amount earned under the short-term incentive compensation plan in fiscal 2011 upon his hire on May 4, 2011; therefore, the threshold, target and maximum payouts are based on one-fourth of his annual salary. Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-equity incentive plan compensation”.

(2)	Amounts shown are the number of shares of restricted stock unit awards granted to the Named Executive Officers in fiscal 2011. All awards granted in fiscal 2011 are time based awards that vest in five equal annual installments beginning one year after the grant date; therefore, the amounts shown have no threshold or maximum payout.

(3)	Amounts shown are calculated based upon the number of restricted stock units awarded multiplied by the closing stock price on the date of grant.

(4)	Mr. Cavanah was promoted from Vice President, Accounting and Financial Reporting to Chief Financial Officer on December 6, 2010. The amounts presented for the award approved on September 1, 2010 were his potential annual payouts based on his salary and bonus targets as Vice President, Accounting and Financial Reporting. The amounts presented for the award approved on December 2, 2010 represent the incremental bonus opportunity that occurred as a result of his promotion to Chief Financial Officer. His actual bonus was prorated based on his service in each position held and is reported on the Summary Compensation Table as “Non-equity incentive plan compensation”.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2011:

Option Awards (1)			Stock Awards
Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)

John R. Hewitt	—	—	—	40,000	535,200	—	—

Michael J. Bradley	—	—	—	—	—	—	—

Joseph P. Montalbano	—	—	—	55,893	747,848	12,000	160,560

Kevin S. Cavanah	10,000	12.20	10/21/2013	31,080	415,850	4,750	63,555
	3,000	4.60	10/26/2014
	8,000	5.49	8/17/2015
	4,000	8.93	10/21/2015

Thomas E. Long	—	—	—	—	—	—	—

Matthew P. Petrizzo	—	—	—	40,500	541,890	26,200	350,556

James P. Ryan	5,000	12.20	10/21/2013	33,730	451,307	26,800	358,584
	24,700	4.60	10/26/2014
	7,500	8.93	10/21/2015

(1)	All options were granted with 10 year terms and all are exercisable at June 30, 2011.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock that have not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	8,000	05/04/2012
	8,000	05/04/2013
	8,000	05/04/2014
	8,000	05/04/2015
	8,000	05/04/2016

Joseph F. Montalbano	2,400	10/23/2011	12,000	(2)	10/23/2012
	6,400	12/02/2011
	4,147	05/19/2012
	6,000	08/14/2012
	2,400	10/23/2012
	6,400	12/02/2012
	4,146	05/19/2013
	2,400	10/23/2013
	6,400	12/02/2013
	2,400	10/23/2014
	6,400	12/02/2014
	6,400	12/02/2015

Kevin S. Cavanah	500	10/21/2011
	280	10/22/2011	2,500	(1)	10/21/2011
	670	10/23/2011	2,250	(2)	10/23/2012
	4,600	12/06/2011
	4,000	08/14/2012
	500	10/21/2012
	280	10/22/2012
	450	10/23/2012
	4,600	12/06/2012
	500	10/21/2013
	450	10/23/2013
	4,600	12/06/2013
	450	10/23/2014
	4,600	12/06/2014
	4,600	12/06/2015

Matthew J. Petrizzo	1,800	10/23/2011	17,200	(1)	10/21/2011
	1,650	11/12/2011	9,000	(2)	10/23/2012
	5,000	12/02/2011
	5,000	08/14/2012
	1,800	10/23/2012
	1,650	11/12/2012
	5,000	12/02/2012
	1,800	10/23/2013
	5,000	12/02/2013
	1,800	10/23/2014
	5,000	12/02/2014
	5,000	12/02/2015

James P. Ryan	1,930	10/23/2011
	4,400	12/02/2011	18,800	(1)	10/21/2011
	5,000	08/14/2012	8,000	(2)	10/23/2012
	1,600	10/23/2012
	4,400	12/02/2012
	1,600	10/23/2013
	4,400	12/02/2013
	1,600	10/23/2014
	4,400	12/02/2014
	4,400	12/02/2015

(1)	These awards were granted in fiscal 2009. The Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2009 meets the established Threshold level of $4.78, 100% after three years if the cumulative fully-diluted EPS meets the established Target level of 5.14, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $5.64. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis. Although the number of shares reflect the payout at the target level of performance, we expect that the Compensation Committee will conclude that the threshold level of performance was not met. If the threshold level of performance is not met the number of shares indicated will be forfeited.

(2)	These awards were granted in fiscal 2010. Fifty percent of the award was a performance based award. Under the performance based award, the Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2010 meets the established Threshold level of $2.75, 100% after three years if the cumulative fully-diluted EPS meets the established Target level of 3.30, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $3.62. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

The remaining fifty percent of the award was a market based award. Under the market based award, the Named Executive Officers receive 50% of the award if, on the third anniversary of the grant, the Company’s Total Shareholder Return (“TSR”) is between the 40th and 65th percentile when compared to the TSR of a group of peer companies, 100% of the award if the Company’s TSR is between the 65th and 90th percentile, and 150% if the Company’s TSR exceeds the 90th percentile. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

Option Exercises and Stock Vested During Fiscal 2011

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2011.

	Fiscal 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John R. Hewitt	—	—	—	—
Michael J. Bradley			24,830	251,151
Joseph F. Montalbano	—	—	6,547	74,300
Kevin S. Cavanah	—	—	1,450	13,649
Thomas E. Long	—	—	2,000	18,840
Matthew J. Petrizzo	—	—	3,450	32,796
James P. Ryan	—	—	1,930	18,181

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with Mr. Hewitt, Mr. Cavanah, Mr. Montalbano, Mr. Petrizzo and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•

If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the

Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to 75% of base salary. If severance occurs within one year of Mr. Hewitt’s hire date, Mr. Hewitt will be immediately vested in 100% of the initial stock grant provided at hire only. If severance occurs after one full year of employment but no later than two full years of employment, Mr. Hewitt will be immediately vested in 50% of the initial stock grant provided at hire only and the remainder of the award will be forfeited.

Mr. Cavanah, Mr. Montalbano, Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2011 termination date and, where applicable, using the closing price of our common stock on June 30, 2011 of $13.38. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement, Death or Disability
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	No Contractual Benefits	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,000,000	—	—	535,200	500,000	375,000	—	535,200	—	—	535,200	1,535,200

Joseph F. Montalbano	700,000	175,115	—	908,408	350,000	175,115	—	—	—	—	908,408	1,783,523

Kevin S. Cavanah	470,000	—	—	479,405	235,000	—	—	—	—	—	479,405	949,405

Matthew J. Petrizzo	281,500	74,090	—	892,446	281,500	74,090	—	—	—	—	892,446	1,248,036

James P. Ryan	303,300	57,994	—	809,891	303,300	57,994	—	—	—	—	809,891	1,171,185

(1)	Represents payment of one or two years of base salary for the event specified based on annual base salary as of June 30, 2011.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2011, multiplied by the number of shares represented by nonvested stock options at June 30, 2011. All stock options held by the Named Executive Officers are vested at June 30, 2011.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock units due to the specified event. The value is the number of unvested RSUs at June 30, 2011 multiplied by the market price of common stock at the close of business on June 30, 2011.

(5)	Represents 75% of annual salary for Mr. Hewitt. For Mr. Montalbano, Mr. Cavanah, Mr. Petrizzo and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the three preceding calendar years.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.

We use the following principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

PROPOSAL NUMBER 4: Advisory Vote on the Frequency of the Advisory Vote on Compensation of Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature included in Proposal Three above should occur every year, every two years or every three years.

After careful consideration and dialogue with our stockholders, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for our company at this time. The Board recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that the advisory vote on executive compensation occurs well after the beginning of the compensation year. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another. Therefore, in many cases, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.

The option of one year, two years or three years that receives the greatest number of affirmative votes will be considered to be the preferred option of stockholders.

The Board of Directors recommends that the stockholders vote to conduct future advisory votes on executive compensation every year.

The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Corporate Governance Guidelines, which are available through our website, http://www.matrixservice.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

In fiscal 2011, there were no related person transactions required to be disclosed under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2011, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Blackrock Inc.	2,633,250	(2)	9.9%
40 East 52nd Street
New York, NY 10022

Zesiger Capital Group LLC	1,905,300	(3)	7.2%
460 Park Avenue, 22nd Floor
New York, NY 10022

Royce & Associates, LLC	1,781,969	(4)	6.7%
745 Fifth Avenue
New York, NY 10151

Cortina Asset Management, LLC	1,493,461	(5)	5.6%
825 N. Jefferson Street, Suite 400
Milwaukee, WI 53202

The Vanguard Group, Inc.	1,402,358	(6)	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

Michael J. Hall	53,400		*

I. Edgar Hendrix	14,100	(7)	*

Paul K. Lackey	18,400	(7)	*

Tom E. Maxwell	24,400	(7)	*

David J. Tippeconnic	24,400	(7)	*

John R. Hewitt	—		*

Joseph F. Montalbano	18,454		*

Kevin S. Cavanah	29,520		*

Matthew J. Petrizzo	6,525		*

James P. Ryan	60,503	(7)	*

Jason W. Turner	12,995		*

Nancy E. Austin	25,665		*

All directors, director nominees and executive officers as a group (12 persons)	288,362	(7)	1.1%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of September 1, 2011 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of December 31, 2010 and is based on the Schedule 13G dated January 21, 2011 filed by Blackrock Inc. (“Blackrock”). Blackrock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Of the shares shown, Blackrock has sole voting and dispositive power over 2,633,250 shares.

(3)	Information is as of December 31, 2010 and is based on the Schedule 13G dated February 10, 2011 filed by Zesiger Capital Group LLC (“Zesiger”). Zesiger is a registered investment advisor. Of the shares shown, Zesiger has sole voting power over 1,554,000 shares and sole dispositive power over 1,905,300 shares. Zesiger disclaims beneficial ownership of all of the shares of common stock which are held in discretionary accounts that Zesiger manages.

(4)	Information is as of December 31, 2010 and is based on the Schedule 13G dated January 18, 2011 filed by Royce & Associates, LLC. (“Royce”). Royce is a registered investment advisor. Of the shares shown, Royce has sole voting and dispositive power over 1,781,969 shares.

(5)	Information is as of December 31, 2010 and is based on the Schedule 13G dated January 25, 2011 filed by Cortina Asset Management, LLC (“Cortina”). Cortina is a registered investment advisor. Of the shares shown, Cortina has sole voting power over 1,339,640 shares and sole dispositive power over 1,493,461 shares.

(6)	Information is as of December 31, 2010 and is based on the Schedule 13G dated February 9, 2011 filed by The Vanguard Group, Inc. (“Vanguard”). Vanguard is a registered investment advisor. Of the shares shown, Vanguard has sole voting power over 34,284 shares, sole dispositive power over 1,368,074 shares and shared dispositive power over 34,284 shares.

(7)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after September 1, 2011: Mr. Hendrix – 5,000 shares; Mr. Lackey – 15,000 shares; Mr. Maxwell – 15,000 shares; Mr. Tippeconnic – 5,000 shares; Mr. Cavanah – 25,000 shares; Mr. Ryan – 37,200 shares; Mrs. Austin – 4,400 shares; Mr. Turner – 10,000 shares; 12 directors and executive officers as a group – 116,600 shares. Also includes the following shares of common stock that are issuable upon the vesting of RSUs if the RSUs vest within 30 days of September 1, 2011: Mr. Cavanah – 1,450 shares; Mr. Ryan – 1,930 shares; Mr. Montalbano – 2,400 shares; Mr. Turner – 1,310 shares; Mr. Petrizzo – 1,800 shares; Mrs. Austin – 2,620 shares; 12 directors and executive officers as a group – 11,510 shares.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

At the August 30, 2011 Board meeting, new Equity Ownership Guidelines were adopted. These guidelines replaced the Equity Ownership Guidelines that had been in effect since August 2, 2007. The updated guidelines are as follows:

•

Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain.

President/CEO	5 times base salary
CFO/COO/Presidents of the two principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•

Timing: The new Equity Ownership Guidelines are effective August 30, 2011. The executive officers have five years from this date to acquire the ownership levels defined herein. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

(1)	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the executive officer or immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	unvested time-based restricted stock or restricted stock units;

(6)	unvested performance or market based restricted stock or restricted stock units for which it is probable that the performance or market criteria for vesting will occur; and

(7)	the in-the-money value of vested and unexercised stock options.

Our executive officers have until August 30, 2016 to comply with the new guidelines. Nonetheless, as of August 30, 2011 Messrs. Montalbano, Ryan, and Turner as well as Mrs.  Austin have satisfied the ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2011, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis except for one late filing for Mr. Robert A. Long. Mr. Long, a Section 16(a) filer disposed of 3,500 shares of Matrix Service Company common stock on February 18, 2011 and failed to report the transaction to the Company. A Form 5 was filed on August 12, 2011 to report this transaction. The Section 16(a) reporting requirements have been re-communicated to executive officers to prevent late filings in future periods.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under the 2004 Stock Incentive Plan of Matrix Service Company’ as of June 30, 2011.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,249,188	$8.34	895,128
Equity compensation plans not approved by stockholders	—	N/A	—

Total	1,249,188	$8.34	895,128

(1)	Includes 957,008 restricted stock units.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in column (a) of this table for which there is no weighted-average price.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 14, 2012, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2011 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Kevin S. Cavanah, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Section” of the Company’s website at http://www.matrixservice.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 17, 2011

Stockholders may view this proxy statement, our form of proxy and our 2011 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservice.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Kevin S. Cavanah Secretary

October 12, 2011

Tulsa, Oklahoma

MATRIX SERVICE COMPANY 5100 EAST SKELLY DRIVE SUITE 700 TULSA, OK 74135

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	John R. Hewitt 02 Michael J. Hall 03 I. Edgar (Ed) Hendrix 04 Paul K. Lackey 05 Tom E. Maxwell
06	David J. Tippeconnic
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2012.					☐	☐	☐
3.	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.					☐	☐	☐

The Board of Directors recommends a vote for 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
4.	To recommend, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s Named Executive Officers.				☐	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000115753_1        R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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MATRIX SERVICE COMPANY

Annual Meeting of Stockholders

November 17, 2011 10:30 AM CST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:30 AM, CST on November 17, 2011, at the 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side